FOR IMMEDIATE RELEASE
April 20, 2020

TEGNA Announces Strong Preliminary First Quarter Results

Results reflect solid revenue and adjusted EBITDA growth, with increased margins driven by political revenues and recently completed acquisitions

Tysons, VA - TEGNA Inc. (NYSE: TGNA) today announced preliminary financial results for the first quarter ended March 31, 2020. The company expects to achieve previously issued guidance for all first quarter metrics.

Preliminary First Quarter Highlights:

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Revenue is expected to be $684 million, up 32 percent year-over-year and in-line with prior guidance, driven by acquisitions and continued growth in subscription revenue and political advertising spending, which TEGNA continues to expect to account for more than half of our revenues on a ‘19/’20 basis. Excluding political advertising, quarterly revenue is expected to be up 24 percent compared to last year.

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Estimated GAAP net income is expected to be $86 million, up 17 percent, and diluted earnings per share is expected to be $0.39, up 15 percent. This performance reflects the strong growth in Adjusted EBITDA, partially offset by higher intangible amortization expense and interest expense related to acquisitions in 2019.

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Adjusted EBITDA is expected to be $212 million, up 39 percent year-over-year, reflecting new station contributions including synergies and strong performance of existing stations including on-going cost containment efforts. Additionally, growth in the quarter benefitted from approximately $47 million of high margin political advertising dollars.

•	Non-GAAP diluted earnings per share is expected to be $0.43, up 48 percent year-over-year due to the same factors discussed above.

•	Successfully integrated 13 TV stations that were acquired in the second half of 2019 and were strong contributors to first quarter results, with recognized synergies ahead of plan.

CEO Comment:
“Following a strong first quarter, in which TEGNA achieved all of our previous guidance, TEGNA is managing through today’s unprecedented circumstances - and is well positioned to continue to deliver long-term value to TEGNA shareholders. We are focused on protecting our employees, supporting our customers and serving our communities. TEGNA is experiencing a significant increase in audiences on all of our platforms, highlighting the crucial role our stations play by delivering award-winning local journalism which builds trust and loyalty among viewers. Our Board and management team have led the Company through previous recessions and are prepared to successfully navigate the current environment.

“We continue to execute our five-pillar strategy to create value for shareholders through the crisis and over the long-term. Over the past several years, we have deliberately focused on growing subscription revenues and political advertising, which are less sensitive to macroeconomic factors, and continue to be key drivers of revenue. We have also diversified our advertising business into digital with our Premion OTT platform and have expanded the number of industries that advertise with TEGNA.

“We continue to implement prudent capital structure management and focus on managing our costs. We have recently completed $2.1 billion in re-financings at attractive rates and extended our $1.5 billion credit facility through 2024, both of which support our strong balance sheet. At the end of March, our cash position was $35 million and unused capacity under our revolving credit facility was more than $700 million. We have also paid down nearer-term maturities and now have $100 million of maturities in 2020 and $350 million in 2021.

“The intermediate and longer-term drivers reflected in our first quarter results, including strong subscription and political revenue as well as the continuing benefit from recent additions to our strategically constructed portfolio, are poised to deliver significant value over time for TEGNA shareholders despite near-term uncertainty,” said Dave Lougee, president and chief executive officer.

2020 Guidance Update:

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The full impact of the COVID-19 pandemic, particularly with regard to the broader advertising industry, remains uncertain. TEGNA believes it is prudent at this time to suspend its full year 2020 guidance and 2021 preliminary outlook. We continue to carefully monitor business impacts and to be diligent in implementing cost saving measures to reduce expenses and reducing non-critical capital expenditures. Non-political advertising revenues are being impacted by the wide variety of control measures in place, including states of emergencies, mandatory quarantines, required business closures, “shelter-in-place” orders and travel restrictions. Management and the Board have successfully managed through recessionary operating environments in the past, and we are confident that we are well equipped to successfully navigate the challenges that will come with the ongoing impacts of the COVID-19 pandemic on our operations, financial condition and liquidity.

Use of Non-GAAP Information:

We use non-GAAP financial measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures, nor should they be considered superior to the related GAAP measures, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measures may not be comparable to similarly titled measures of other companies.

Management and our Board of Directors use the non-GAAP financial measures for the purposes of evaluating company performance. Furthermore, the Leadership Development and Compensation Committee of our Board of Directors uses Non-GAAP measures, such as Adjusted EBITDA and non-GAAP EPS, to evaluate management’s performance. We believe that the use of these non-GAAP measures provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business. We also believe these non-GAAP measures are frequently used by investors, securities analysts and other interested parties in their evaluation of our business and other companies in the broadcast industry.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net income attributable to the Company before (1) income taxes, (2) interest expense, (3) equity income (loss) in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense, (6) acquisition-related costs, (7) advisory fees related to activism defense (8) spectrum repacking reimbursements and other, (9) depreciation and (10) amortization.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

•	it does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	it does not reflect our income tax expense or the cash requirements to pay our taxes; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Non-GAAP EPS, also a non-GAAP measure, is GAAP EPS adjusted to remove the impact of “special items” consisting of spectrum repacking reimbursements and other, net, acquisition-related costs, advisory fees related to activism defense, a gain realized by an equity method investee, expenses related to accelerating the repayment of certain debt associated with our previously announced refinancing completed in early 2020, and favorable adjustments to certain tax valuation allowances.

We believe that such expenses and gains are not indicative of normal, ongoing operations. While these items may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods as these items can vary significantly from period to period depending on specific underlying transactions or events that may occur. Therefore, while we may incur or recognize these types of expenses, charges and gains in the future, we believe that removing these items for purposes of calculating the non-GAAP financial measures provides investors with a more focused presentation of our ongoing operating performance.

All of the data presented above is preliminary and unaudited. We continue to assess the impact of COVID-19 on our financial statements as of and for the quarter ended March 31, 2020 including valuation of certain intangible assets. We expect to complete our reviews prior to our scheduled earnings release on May 7, 2020 and will reflect any updates in the earnings release. In reliance on recently issued SEC guidance related to COVID-19, we are reconciling our non-GAAP information in this press release to the most comparable “estimated” GAAP equivalents. The preliminary estimated GAAP items do not contain any provisional estimates for COVID-19 impacts as our testing to date has not uncovered any material adjustments.

As a result of the foregoing considerations and other limitations on non-GAAP measures, investors are cautioned not to place undue reliance on this preliminary estimated financial data.

Below are reconciliations of the non-GAAP numbers presented in this press release to the most directly comparable preliminary estimated financial measure calculated in accordance with GAAP (in thousands, except per share amounts):

Quarter Ended
March 31, 2020
Estimated Net Income per Diluted Share (GAAP basis)	$0.39

Operating special items, net of tax (1)	0.02
Other non-operating items, net of tax (2)	0.03
Special tax items (3)	(0.01)

Estimated Net Income per Diluted Share (non GAAP basis)	$0.43

Quarter Ended
March 31, 2020
Estimated Net Income attributable to TEGNA Inc. (GAAP basis)	$86,308
Less: Net Income attributable to noncontrolling interest	(110)
Plus: Provision for income taxes	21,125
Plus: Interest expense	56,960
Plus (Less): Equity (income) in unconsolidated investment	(9,015)
Plus: Other non-operating items, net	19,270
Plus: Operating special items (1)	4,712
Plus: Depreciation expense and amortization and intangible assets	33,116
Adjusted EBITDA (non-GAAP basis)	$212,366

(1) Comprised of expenses associated with acquisition-related costs and advisory fees related to activism defense, partially offset by spectrum repacking reimbursements.

(2) Other non-operating items primarily related to costs incurred in connection with the early extinguishment of debt, partially offset by a gain recognized in our equity income from unconsolidated investments, related to our share of CareerBuilder's gain on sale of its employment screening business.

(3) Deferred tax benefits related to partial capital loss valuation allowance release.

Certain statements in this communication may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to a number of risks, trends and uncertainties that could cause actual results or company actions to differ materially from what is expressed or implied by these statements, including risks relating to the coronavirus (COVID-19) pandemic and its effect on our advertising revenues which, if prolonged, could have a material effect on our results of operations. Potential regulatory actions, changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto and TEGNA’s ability to execute on its standalone plan can also cause actual results to differ materially. Other economic, competitive, governmental, technological and other factors and risks that may affect TEGNA’s operations or financial results are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in subsequent filings with the U.S. Securities and Exchange Commission (the

“SEC”). We disclaim any obligation to update these forward-looking statements other than as required by law.

About TEGNA
TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 62 television stations in 51 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service.

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For media inquiries, contact:
Anne Bentley
Vice President, Corporate Communications
703-873-6366
abentley@TEGNA.com
For investor inquiries, contact:
Doug Kuckelman
Head of Investor Relations
703-873-6764
dkuckelman@TEGNA.com